Free Writing Prospectus Registration Statement No. 333-131266 Dated May 6, 2008 Filed pursuant to Rule 433

MARKET VECTORS

APRIL 2008

Double Short Euro ETN

Product Description

Market Vectors Currency ETNs are senior, unsecured debt securities issued by Morgan Stanley that deliver exposure to the exchange rate of a specific foreign currency.

The Market Vectors-Double Short Euro ETN seeks to track the performance of the Double Short Euro Index (DSHRTEUR), less investor fees[3]. The Index is intended to be an investable alternative to a two-times leveraged, short investment in the value of the euro relative to the U.S. dollar. As the Index is two-times leveraged, for every 1% *weakening* of the euro relative to the U.S. dollar, the level of the Index will generally *increase* by 2%, while for every 1% *strengthening* of the euro relative to the U.S. dollar, the Index will generally *decrease* by 2%.

Investors may trade the ETN on an exchange at market price or receive, at maturity (including upon acceleration of the ETNs) or upon early redemption[1], a cash payment from the issuer based on Index performance, less investor fees[3].

[1] Investors must make a request to redeem at least 50,000 units of the Market Vectors-Double Short Euro ETN directly to the issuer, Morgan Stanley, subject to the procedures described in the relevant prospectus.

Product Details

TICKER	DRR
INTRADAY INDICATIVE VALUE TICKER[2]	DRRIV
INITIAL ISSUE PRICE	$40 per ETN
INCEPTION DATE	05/06/08
MATURITY DATE	04/30/20
YEARLY INVESTOR FEE[3]	0.65%
EXCHANGE	NYSE Arca

Features and Benefits

2X SHORT EXPOSURE
designed to double short position gains on a depreciating euro[1]

[1] investors are also exposed to 2X short position losses on an appreciating euro

EFFICIENT
express a leveraged bearish view on the euro in a single securities transaction

LEVERAGE RESET DAILY
index provides 2X leveraged short exposure to the value of the euro, reset daily

Associated Risks

LEVERAGE RISK
2X leverage will magnify losses as well as gains

CURRENCY RISK
currency markets are volatile and can go up or down rapidly; ETNs offer no principal protection

ISSUER DEFAULT RISK
not secured debt; subject to credit risk

NON-DIVERSIFICATION RISK
susceptible to single market events

TRACKING RISK
high volatility and effects of interest rates in the U.S. and Europe may cause Index return to deviate from a 2X leveraged short exposure to the spot exchange rate

Performance History (%)

AS OF APRIL 30, 2008	LIFE	1MO	YTD	1YR	3YR[4]	5YR[4]
INDEX (DSHRTEUR)	n.a.	2.02%	-12.86%	-20.68%	-7.26%	-10.62%
ETN (DRR)	ANTICIPATED EXCHANGE LISTING: MAY 2008					

[4] Annualized

The performance quoted represents historical performance and is not an indication that the return on the ETN or the underlying index is more or less likely to increase or decrease at any time during the term of the ETN. There can be no assurance that the future performance of the ETN or the index will result in holders of the ETN receiving a positive return on their investment. • ETN returns indicate the change in last reported prices at or shortly after 4:00 pm Eastern Time expressed as a percentage from the beginning of the relevant period to the end of the relevant period and do not represent the returns an investor would receive if an investor traded at other times. Market returns do not account for brokerage commissions which will reduce actual returns. • For all periods prior to May 1, 2008 (the date S&P began publication of the Index), the closing value of the Index used in this table are hypothetical values retrospectively calculated by Morgan Stanley using the same methodology as is currently employed for calculating the Index, based on historical data.

[3] The Investor Fee is equal to 0.65% times the principal amount of your ETNs, times the Index Factor, calculated on a daily basis in the following manner: The Investor Fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the Investor Fee will increase by an amount equal to 0.65% times the principal amount of your ETNs times the Index Factor on that day (or, if such day is not an index business day, the Index Factor on the immediately preceding index business day) divided by 365. The Index Factor on any given day will be equal to the closing value of the Index value on that day divided by the initial index level. The initial index level is the value of the Index on the inception date.

[2] Intraday Indicative Values, calculated and published by Bloomberg or a successor under the ticker symbol listed on this page, are meant to approximate the intrinsic economic value of each ETN. Intraday Indicative Values are for reference purposes only; they are not a price or quotation, or an offer or solicitation for purchase, sale, redemption, or termination. Intraday Indicative Values do not reflect transaction costs, credit considerations, market liquidity, or bid-offer spreads. Actual trading prices of ETNs may differ from their Intraday Indicative Values.

Van Eck Global SINCE 1955

ETN TICKER DRR ▸ 1.888.MKT.VCTR ▸ MARKETVECTORSETNS.COM/DRR

Index Description
---------------------------------
DOUBLE SHORT EURO INDEX
is intended to be an invest-
able alternative to a two-times
leveraged short investment in
the value of the euro relative
to the U.S. dollar.

-----------------
INDEX TICKER     DSHRTEUR
-----------------
REUTERS TICKER   .DSHRTEUR
---------------------------------

Issuer Details
---------------------------------

ISSUER           MORGAN STANLEY
-----------------
S&P RATING       AA-
-----------------
MOODY'S RATING   Aa3
---------------------------------

3 Year Index Statistics
-------------------------------------------------------------
CORRELATION (TO S&P 500)                              0.21
-------------------------------------------------------------
CORRELATION (TO LEHMAN AGGREGATE BOND INDEX)          -0.15
-------------------------------------------------------------
CORRELATION (TO MSCI EAFE INDEX)                      -0.11
-------------------------------------------------------------
CORRELATION (TO DOW JONES AIG INDEX)                  -0.38
-------------------------------------------------------------
CORRELATION (TO U.S. DOLL AR AS MEASURED BY DXY)      0.97
-------------------------------------------------------------
VOLATILIT Y(5)                                        13.59
-------------------------------------------------------------
Volatility is the annualized standard deviation of monthly returns.

For Information
---------------------------------------------------------
DOUBLE LONG EURO ETN        marketvectorsETNs.com/DRR
-------------------------
DOUBLE LONG EURO INDEX      marketvectorsETNs.com/DSHRTEUR
---------------------------------------------------------

The ETNs are not rated and offer no principal protection. Investors in the ETNs are subject to the credit risk of the issuer, Morgan Stanley, for any amounts payable on the ETNs at maturity (including upon acceleration) or upon any earlier redemption. Morgan Stanley's senior debt credit ratings set forth above are on negative outlook.

The Market Vectors Currency ETNs are senior unsecured debt obligations of
Morgan Stanley that do not pay interest or guarantee the return of principal.

The amount investors will be paid on their Market Vectors Currency ETNs at maturity or on any earlier repurchase date will depend on the index closing value of the underlying index on the applicable valuation date(s) and on the amount of investor fees that will have accumulated with respect to the Market
Vectors Currency ETNs. Because the investor fees reduce the amount of payment you may receive at maturity or upon any earlier repurchase, the level of the underlying index on the applicable valuation date(s) must increase sufficiently to compensate for the deduction of the investor fees in order for you to receive at least the amount of your initial investment in the Market Vectors
Currency ETNs at maturity or upon our earlier repurchase. In order to require the issuer to repurchase the Market Vectors Currency ETNs, investors must make the request with respect to at least 50,000 Market Vectors Currency ETNs.

Depending on the index level on the applicable valuation date(s), investors could lose a substantial portion or even all of their investment.

If the closing indicative value of the Market Vectors-Double Short Euro ETNs is less than or equal to $1.00 per ETN for any index business day, the maturity date of the ETNs will be accelerated and the ETNs will return only a de minimis amount, or zero.

Market Vectors Currency ETNs can be bought and sold through your broker at any time and will be subject to brokerage commissions.

Market Vectors-Double Short Euro ETNs are subject to significant risk of loss.
Risks include leveraged exposure to: single currency exchange rates; changes in the volatility of the underlying index; changes in the currency markets during hours when the Market Vectors Currency ETNs are not trading; changes in interest rate levels; government intervention in the currency markets;
geopolitical conditions and economic, financial, regulatory, political, judicial or other events that affect the foreign exchange markets; and Morgan
Stanley's creditworthiness. Interest rates will also impact the level of the index, which will be adversely affected if the interest rate on euros is greater than the interest rate on U.S. dollars at any time during the term of the ETNs and this interest rate differential is not offset by movements in the spot exchange rate. In addition, the daily rebalancing of the index may dampen the positive effect on the index level of decreases in the euro's value relative to the U.S. dollar, or it may amplify the negative impact on the index level of increases in the euro's value relative to the U.S. dollar.

In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention. As a result, the market value of the Market Vectors Currency ETNs will vary and may be less than the amount of your initial investment at any time over the term of the ETNs.

Leveraged investment strategies involve additional significant risk. Any movement in the spot exchange rate or any differential between short term interest rates will have a two-times leveraged impact on the index.

Morgan Stanley, the issuer of the Market Vectors Currency ETNs, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Morgan Stanley has filed with the SEC for more complete information about the issuer and the offering of the Market Vectors Currency ETNs. You may get these documents for free by visiting the Van Eck Securities Corporation Web site at
www.marketvectorsETNS.com or EDGAR on the SEC Web site at www.sec.gov.

Alternatively, you may request a free copy of the prospectus by calling Van Eck
Securities Corporation at 1.888. MKT.VCTR; you may also request a copy from

Morgan Stanley or any other dealer participating in this offer.

Van Eck Securities Corporation is the exclusive marketer of the Market Vectors
Currency ETNs.

ETN TICKER DRR   1.888.MKT.VCTR  MARKETVECTORSETNS.COM/DRR
                                                                 Van Eck Global
                                                                      since 1955